Exhibit 21.1

YETI HOLDINGS, INC.
SUBSIDIARIES AS OF JANUARY 3, 2026

Subsidiary	Jurisdiction
Mystery Ranch, LLC	Delaware
YETI Asia Private Limited	Singapore
YETI Australia Proprietary Limited	Australia
YETI Canada Limited	Canada
YETI Coolers, LLC	Delaware
YETI Custom Drinkware, LLC	Delaware
YETI Europe B.V.	Netherlands
YETI Germany GmbH	Germany
YETI Hong Kong Limited	Hong Kong
YETI Japan G.K.	Japan
YETI Outdoor Products (Shanghai) Company Limited	China
YETI Products (Thailand) Limited	Thailand
YETI Products Vietnam Company Limited	Vietnam
YETI UK Limited	United Kingdom